Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-134684 of U-Store-It Trust on Form S-8 of our report dated June 30, 2011, appearing in this Annual Report on Form 11-K of U-Store-It, L.P. 401(k) Plan as of December 31, 2010 and 2009 and for the year ended December 31, 2010.

/s/ WeiserMazars LLP

Horsham, PA

June 30, 2011